Exhibit 10.23
Utilities Employees
UGI CORPORATION
2004 OMNIBUS EQUITY COMPENSATION PLAN
STOCK UNIT GRANT
This STOCK UNIT GRANT, dated as of January 1, 2009 (the “Date of Grant”), is delivered by UGI Corporation (“UGI”) to                      (the “Participant”) (the “Agreement”).
RECITALS
The UGI Corporation 2004 Omnibus Equity Compensation Plan, as amended (the “Plan”) provides for the grant of stock units (“Stock Units”) with respect to shares of common stock of UGI (“Shares”). The Compensation and Management Development Committee of the Board of Directors of UGI (the “Committee”) has decided to grant Stock Units to the Participant.
NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1. Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, UGI hereby grants to the Participant                      Stock Units. The Stock Units are contingently awarded and will be earned and payable if and to the extent that the conditions of this Agreement are met. The Stock Units are granted with Dividend Equivalents (as defined below).
2. Vesting. The Participant shall earn the right to payment of the Stock Units if the Participant is employed by, or providing service to, the Company (as defined in Section 9) on the applicable vesting date:

Vesting Date	Vested Stock Units

, 200_	[ _____ ]	%
, 200_	[ _____ ]	%
, 200_	[ _____ ]
If the foregoing schedule would produce fractional Shares, the number of Shares for which the Stock Units vest shall be rounded down to the nearest whole Share.
3. Termination of Employment or Service.
(a) Except as described below, if the Participant’s employment or service with the Company terminates before the Stock Units are fully vested, the unvested Stock Units, and all related Dividend Equivalents, will be forfeited.
(b) If the Participant ceases to be employed by, or provide service to, the Company by reason of (i) Retirement (as defined in Section 9), (iii) Disability (as defined in Section 9), or (iv) death, the Participant’s unvested Stock Units will become fully vested as of the termination date.

4. Payment with Respect to Stock Units. When the Stock Units vest, the Company shall pay to the Participant whole Shares equal to the number of Stock Units that have become vested on the vesting date. Payment shall be made within 30 business days after the vesting date (except as otherwise required by Section 8 below).
5. Dividend Equivalents with Respect to Stock Units.
(a) Dividend Equivalents shall accrue with respect to Stock Units and shall be payable subject to the same vesting conditions as the Stock Units to which they relate. Dividend Equivalents shall be credited with respect to the Stock Units from the Date of Grant until the payment date. Dividend Equivalents will become vested as the underlying Stock Units vest. If the underlying Stock Units are forfeited, all related Dividend Equivalents shall also be forfeited.
(b) While the Stock Units are outstanding, the Company will keep records in a bookkeeping account for the Participant. On each payment date for a dividend paid by UGI on its common stock, the Company shall credit to the Participant’s account an amount equal to the Dividend Equivalents associated with the Stock Units held by the Participant on the record date for the dividend. No interest will be credited to any such account.
(c) Dividend Equivalents will be paid in cash at the same time as the underlying Stock Units are paid.
(d) Notwithstanding anything in this Agreement to the contrary, the Participant may not accrue Dividend Equivalents in excess of $750,000 during any calendar year under all grants under the Plan.
6. Coordination with Severance Plan. Notwithstanding anything in this Agreement to the contrary, if the Participant receives severance benefits under a Severance Plan (as defined in Section 9) and the terms of such benefits require that severance compensation payable under the Severance Plan be reduced by benefits payable under this Plan, any amount payable to the Participant with respect to Stock Units and Dividend Equivalents after the Participant’s termination of employment or service shall be reduced by the amount of severance compensation paid to the Participant under the Severance Plan, as required by, and according to the terms of, the Severance Plan, if permitted by section 409A of the Code.
7. Withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the payments under this Agreement. The Participant may elect to satisfy the Company’s tax withholding obligation with respect to payments in Shares by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

8. Change of Control.
(a) The outstanding Stock Units shall become fully vested upon a Change of Control (as defined in the Plan or in subsection (c) below, if applicable) and shall be paid in cash on the closing date of the Change of Control, except as provided below.
(b) Notwithstanding the foregoing, if the Stock Units are subject to section 409A of the Code, the Stock Units shall be paid upon a Change of Control only if the transaction constituting a Change of Control is also a change in control event under section 409A of the Code (“409A Change in Control Event”). If the transaction constituting a Change of Control does not constitute a 409A Change in Control Event, the outstanding Stock Units will vest upon the Change of Control, and any outstanding Stock Units that are subject to section 409A will be paid in cash (based on the value of the Stock Units on the payment date as determined by the Committee) within 30 days after the first to occur of (i) the vesting date set forth in Section 2 or (ii) the Participant’s termination of employment or service (subject to Section 14 below, if applicable). If payment is delayed after the Change of Control, the Committee may provide for the Stock Units to be valued as of the date of the Change of Control and interest to be credited on the amount so determined at a market rate for the period between the Change of Control date and the payment date.
(c) For Participants who are employees of UGI Utilities, Inc. (“Utilities”) or a subsidiary of Utilities, the term “Change of Control” shall mean (i) a Change of Control of UGI as defined in the Plan, or (ii) one of the events set forth on Exhibit A with respect to Utilities.
9. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
(a) “Code” means the Internal Revenue Code of 1986, as amended.
(b) “Company” means UGI and its Subsidiaries (as defined in the Plan).
(c) “Disability” means a long-term disability as defined in the Company’s long-term disability plan applicable to the Participant.
(d) “Dividend Equivalent” means an amount determined by multiplying the number of shares of UGI common stock subject to the target award of Stock Units by the per-share cash dividend, or the per-share fair market value of any dividend in consideration other than cash, paid by UGI on its common stock.
(e) “Employed by, or provide service to, the Company” means employment or service as an employee or director of the Company.
(f) “Stock Unit” means a hypothetical unit that represents the value of one share of UGI common stock.
(g) “Retirement” means the Participant’s retirement under the Retirement Income Plan for Employees of UGI Utilities, Inc., if the Participant is covered by that Retirement Income Plan. “Retirement” for other Company employees means termination of employment after attaining age 55 with ten or more years of service with the Company.
(h) “Severance Plan” means any severance plan maintained by the Company that is applicable to the Participant.
10. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Stock Units and Dividend Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Shares, (ii) changes in capitalization of the Company and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

11. No Employment or Other Rights. The grant of Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
12. No Shareholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares related to the Stock Units, unless and until certificates for Shares have been issued to the Participant or successor.
13. Assignment and Transfers. The rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Agreement after the Participant’s death shall be paid to the personal representative of the Participant’s estate, or the personal representative under applicable law if the Participant dies intestate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
14. Compliance with Code Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, if applicable. Any reference to a Participant’s termination of employment or service shall mean a Participant’s “separation from service,” as such term is defined under section 409A. For purposes of section 409A, each payment of compensation under this Agreement shall be treated as a separate payment. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “key employee” under section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A shall be paid within 10 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.
15. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
16. Notice. Any notice to UGI provided for in this instrument shall be addressed to UGI in care of the Corporate Secretary at UGI’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, UGI has caused its duly authorized officers to execute and attest this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

UGI Corporation

Attest

By:
Corporate Secretary		Robert H. Knauss
Vice President, General Counsel
I hereby accept the Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Participant

EXHIBIT A
Change of Control with Respect to Utilities
For Participants who are employees of Utilities, or a subsidiary of Utilities, the term “Change of Control” shall include the events set forth in this Exhibit A with respect to Utilities, and the defined terms set forth used in this Exhibit A, if not defined in the Plan, shall have the following meanings:
1. “Change of Control” shall include any of the following events:
(A) UGI and the UGI Subsidiaries fail to own more than fifty percent (50%) of the then outstanding shares of common stock of Utilities or more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Utilities entitled to vote generally in the election of directors; or
(B) Completion by Utilities of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of Utilities’ outstanding common stock and voting securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of Utilities’ outstanding common stock and voting securities, as the case may be; or
(C) Completion of a complete liquidation or dissolution of the Utilities or sale or other disposition of all or substantially all of the assets of Utilities other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of Utilities’ outstanding common stock and voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of Utilities’ outstanding common stock and voting securities, as the case may be, immediately prior to such sale or disposition.
2. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

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3. A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any securities; provided, however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.
4. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
5. “Person” shall mean an individual or a corporation, partnership, trust, unincorporated organization, association, or other entity.
6. “UGI Subsidiary” shall mean any corporation in which UGI directly or indirectly, owns at least a fifty percent (50%) interest or an unincorporated entity of which UGI, as applicable, directly or indirectly, owns at least fifty percent (50%) of the profits or capital interests.

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